Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 033-54158) of Quaker Chemical Corporation of our report dated June 26, 2003 relating to the financial statements of Quaker Chemical Corporation Retirement Savings Plan, which appears in this Form 11-K.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 27, 2003